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                                                                   EXHIBIT 99(b)

FOR IMMEDIATE RELEASE                                   Contact:  Thomas Kelly
---------------------                                             (312) 732-7007


                  BANK ONE PRESIDENT ISTOCK TO RETIRE SEPT. 30

CHICAGO, August 22, 2000 - Verne G. Istock, president and a director of BANK ONE CORPORATION, today announced his retirement, effective Sept. 30, 2000, after 37 years with the bank and its predecessor organizations.

"Earlier this year I committed to Jamie Dimon and the Board of Directors that I would stay on to help through an orderly transition," said Istock. "With Jamie's organization, initiatives and objectives now firmly in place, it's an appropriate time for me to move on. Bank One is a solid franchise with a great future. I wish Jamie and his new management team every success. I also thank all my colleagues at Bank One for their tremendous support and commitment over the years. They are what makes this company special and I truly appreciate their outstanding efforts."

Dimon, Bank One's chairman and chief executive officer, said, "All of us at Bank One thank Verne for his loyalty and his valuable contributions to the organization in his successful career. He led the bank through some very challenging times and helped make us a better organization. I personally thank him for the support he has given me through the transition of the past several months."

Istock, 59, joined the National Bank of Detroit in 1963 as a credit analyst trainee and, after a series of promotions, became a group head in the Metropolitan Corporate Division in 1971. In 1977, he was appointed head of the United States Division and in 1982 was named an executive vice president with responsibility for all corporate banking divisions.

Elected vice chairman and a director of NBD Bancorp and NBD Bank in 1985, Istock became chairman and chief executive officer in 1994 and was instrumental in NBD's aggressive Midwest expansion. Upon the merger of NBD and First Chicago Corporation in December 1995, he was elected president and chief executive officer of First Chicago NBD Corporation. He became chairman in May 1996. Upon the merger with Banc One in October 1998, he was elected chairman. He became president in October 1999.

Istock serves on the board of directors of Bank One, Kelly Services, Inc., Masco Corporation and the Federal Reserve Bank of Chicago.

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He is a director of United Way/Crusade of Mercy, Chicago, the Chicago Council on
Foreign Relations, and the Economic Club of Chicago. He is a principal of Chicago United and a member of the Commercial Club of Chicago. He has co-chaired the "Hire the Future" summer jobs program in Chicago since 1996 and is a past director of the Financial Services Roundtable, where he was a 20-year member, and the International Monetary Conference.

He also is a member of the board of directors of Detroit Renaissance, the Greater Downtown Partnership in Detroit, the Economic Club of Detroit, and the Michigan Business Roundtable.

A native of Grosse Pointe, Mich., Istock received his B.A. degree in economics in 1962 and his M.B.A. degree in finance in 1963, both from the University of Michigan. He is a past president and lifetime director of the University of Michigan Alumni Association.

BANK ONE CORPORATION (NYSE: ONE) is the nation's fourth-largest bank holding company, with assets of more than $270 billion. Bank One offers a full range of financial services to commercial and business customers and consumers. It can be found on the Internet at www.bankone.com.

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